UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2011

RAM ENERGY RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50682	20-0700684
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5100 E. Skelly Drive, Suite 650 Tulsa, OK	74135
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (918) 663-2000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 21, 2011, RAM Energy Resources, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Halcon Resources LLC, a Delaware limited liability company (“Halcon”). Pursuant to the Purchase Agreement, (i) Halcon will purchase and the Company will sell 220,000,000 shares of the Company’s common stock (the “Shares”) for a purchase price of $275,000,000, or $1.25 per share, representing approximately 74% of the Company’s pro forma outstanding common stock, and (ii) Halcon will purchase at face value and the Company will issue a senior convertible promissory note in the principal amount of $275,000,000 (the “Note”), together with five year warrants to purchase 110,000,000 shares of the Company’s common stock at an exercise price of $1.50 per share, subject to customary adjustments (the “Warrants”). The Note provides for a five year term with interest payable quarterly at the rate of 8% per annum prior to the occurrence of an event of default, or 15% per annum following the occurrence of an event of default, with the Company having the option during the first two years of the term to pay all or any portion of a required interest payment “in-kind” by adding the unpaid interest to principal. At any time after the second anniversary of the closing, the Company may prepay the Note without premium or penalty and the noteholder may elect to convert all or any portion of unpaid principal and interest outstanding under the Note to shares of Company common stock at a conversion price of $1.50 per share, subject to adjustments for stock splits and other customary anti-dilution provisions. The purchase and sale of the Shares, the Note and the Warrants is referred to herein as the “Securities Purchase”. The closing date for the Securities Purchase is to occur no later than three (3) days after the satisfaction or waiver of all conditions to closing. If the closing conditions have not been satisfied or waived by April 30, 2012, either the Company or Halcon can terminate the Purchase Agreement.

The Board of Directors of the Company and the Board of Halcon have approved the Purchase Agreement and the Securities Purchase. Holders of a majority of the Company’s outstanding shares of common stock (the “Majority Stockholders”) have executed a stockholders agreement (the “Stockholders Agreement”) pursuant to which such stockholders agreed to execute and deliver by January 20, 2012, a written consent (the “Company Stockholder Approval”) approving (i) the issuance of the Shares, the Note and the Warrants pursuant to the terms of the Purchase Agreement; (ii) the amendment of the Company’s certificate of incorporation to (A) increase the Company’s authorized shares of common stock from 100,000,000 shares to 1,010,000,000 shares; (B) effect a one (1)-for-three (3) reverse stock split of the Company’s common stock upon satisfaction of the notice requirements of the NASDAQ Stock Market following the closing; and (C) change the name of the Company to Halcon Resources Corporation; (iii) the amendment of the Company’s 2006 Long-Term Incentive Plan to increase the number of shares that may be issued under the plan from 7.4 million to 11.1 million shares; and (iv) on an advisory (non-binding) basis, the compensation to be paid to the Company’s named executive officers that is based on or otherwise relates to the transactions contemplated in the Purchase Agreement.

Because the Majority Stockholders have agreed to approve the transactions described above through execution of a written consent in accordance with Delaware law and the Company’s certificate of incorporation and bylaws, the Company does not intend to solicit proxies from, or hold a meeting of, stockholders to approve such transactions.

The Company’s current officers and directors will resign effective as of the closing, although certain Company officers may be retained at Halcon’s discretion for an indefinite period. At closing, individuals designated by Halcon will be appointed to the Company’s Board of Directors. Completion of the Securities Purchase is also subject to other customary closing conditions.

The Company and Halcon have made customary representations and warranties in the Purchase Agreement and agreed to certain customary covenants, including covenants regarding operation of the business of the Company and its subsidiaries prior to the closing. The Purchase Agreement also includes customary indemnification provisions whereby the Company agrees to indemnify Halcon from all losses resulting from any breach by the Company of any representation, warranty or covenant made by the Company in the Purchase Agreement; however, the indemnification obligation is limited to claims asserted within one year of the closing and to claims that in the aggregate exceed a “basket” amount of $2.0 million. If an indemnification obligation is determined to exist, satisfaction of the Company’s obligations with respect to such claims is effected by reducing on a dollar-for-dollar basis the aggregate exercise price of any outstanding Warrants held by Halcon. The Purchase Agreement also contains customary termination fees and liquidated damages provisions that may be applicable upon a failure of either party to close the transaction.

Following closing, Halcon has agreed, expressly for the benefit of the Company’s minority stockholders that, for the two year period following the closing date, Halcon will not vote its shares in favor any transactions that would result in the Company “going private” such as a “freeze-out merger,” a more than 1-to-100 reverse stock split or any other transaction that would constitute a transaction regulated by Rule 13e-3 of the Securities Exchange Act of 1934, unless such transaction is approved by holders of a majority of the Company’s outstanding common stock (excluding Halcon, its affiliates and persons acting in concert with Halcon or its affiliates).

The Purchase Agreement contains customary termination rights for both the Company and Halcon, including the right of the Company or Halcon to terminate the Purchase Agreement in the event that the Company accepts a Superior Proposal (as defined in the Purchase Agreement) prior to the date that the Majority Stockholders execute and deliver a written consent approving the Purchase Agreement and the Securities Purchase. Upon termination of the Purchase Agreement in such circumstances, or other specified circumstances, the Company will be required to pay Halcon a termination fee of either $2.5 million or $5.0 million. Halcon may also be required to pay the Company a $5.0 million termination fee under certain other specified circumstances. The Stockholders Agreement will terminate upon termination of the Purchase Agreement.

The Shares, the Note and the Warrants will be issued and sold in a private placement exempt from the registration requirements of the Securities Act of 1933 under Section 4(2) of the Securities Act of 1933. At Closing, the Company will enter into a registration rights agreement with Halcon which will give Halcon the right to require the Company, on up to three occasions, to register for public sale the Shares acquired at the closing and any shares of common stock acquired upon the exercise of the Warrants and conversion of the Note. The registration rights agreement will also provide Halcon with piggyback registration rights with respect to registrations of the offer and sale of any shares of the Company’s common stock the Company may effect for its own account or for the benefit of other selling stockholders.

The Purchase Agreement has been provided solely to inform investors of its terms. The representations, warranties and covenants contained in the Purchase Agreement were made only for the purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Purchase Agreement and may be intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Purchase Agreement and may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. Except with respect to the covenants restricting “going private,” “freeze-out” and similar transactions, the Company’s stockholders and other investors are not third-party beneficiaries under the Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company or any of its respective subsidiaries or affiliates.

The foregoing description of the Securities Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above is incorporated by reference into this Item 3.02.

Item 7.01 Regulation FD Disclosure.

On December 22, 2011, the Company issued a press release announcing the execution of the Purchase Agreement, a copy of which is furnished as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

2.1	Securities Purchase Agreement dated December 21, 2011 by and between RAM Energy Resources, Inc. and Halcon Resources LLC.

99.1	Press Release dated December 22, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 22, 2011	RAM ENERGY RESOURCES, INC.

	By:	/s/ Larry E. Lee
	Name:	Larry E. Lee
	Title:	President and CEO

Exhibit Index

2.1	Securities Purchase Agreement dated December 21, 2011 by and between RAM Energy Resources, Inc. and Halcon Resources LLC.

99.1	Press Release dated December 22, 2011.